EXHIBIT 10.64

SECOND AMENDMENT TO REAL ESTATE RETENTION AGREEMENT

THIS SECOND AMENDMENT TO REAL ESTATE RETENTION AGREEMENT (this “Second Amendment”) is made as of the 1st day of January, 2007, by and between ALEXANDER’S INC., a Delaware corporation (“Alexander’s”), having an address at 210 Route 4 East, Paramus, New Jersey 07652, (sometimes hereinafter referred to as “Owner”), and VORNADO REALTY, L.P., a Delaware limited partnership, having an office at 210 Route 4 East, Paramus, New Jersey 07652 (“Vornado”).

R E C I T A L S

A.       Alexander’s and Vornado's predecessors-in-interest, Vornado, Inc. and Keen Consultants Inc., have heretofore entered into that certain Real Estate Retention Agreement, dated July 20, 1992, as amended by that certain Amendment to Real Estate Retention Agreement by and between Alexander's and Vornado dated as of July 3, 2002 (the “Retention Agreement”).

B.    Whereas, Owner and Vornado desire to amend the Retention Agreement as set forth below.

NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Owner and Vornado hereby agree as follows:

1.     The following amendments to the Retention Agreement shall be effective from and after the date hereof:

a.

In the fourth line of the opening paragraph, the following language is hereby deleted, "that are debtors in pending chapter 11 cases (each such debtor being a "Debtor" and collectively, "Debtors")," and the following language is substituted therefor, "Owner"; and the word "Owner" shall be substituted for the words "Debtor" or "Debtors" throughout the Retention Agreement.

b.	Article II.C.1.(a) is hereby deleted and the following substituted therefor:

"When Owner disposes of an Asset, whether individually or as part of a package or as part of the disposition of Owner's business or a portion thereof, or as part of a plan of reorganization, by sale, assignment, lease, sublet or otherwise to a third party, or by assignment of a leasehold to the landlord or by termination of a leasehold for which Owner receives consideration (any of the foregoing, an "Asset Transaction"); or if in lieu of a disposition of the Assets, one or more third parties acquires control of

Owner by merger, outright purchase, or otherwise in one or multiple transactions (any of the foregoing, an "In Lieu Asset Transaction"); then, (i) if the Gross Proceeds from the Asset Transaction or In Lieu Asset Transaction, as the case may be, exceed $50,000,000, Owner shall pay an amount equal to one percent (1%) of the Gross Proceeds from the Asset Transaction or In Lieu Asset Transaction, as the case may be, and (ii) if the Gross Proceeds from the Asset Transaction or In Lieu Asset Transaction, as the case may be, are equal to or less than $50,000,000, Owner shall pay an amount equal to three (3%) of the Gross Proceeds from the Asset Transaction or In Lieu Asset Transaction, as the case may be, except in the event of a lease or sublease, in which event Owner shall pay an amount equal to:

(i) three (3%) percent of the total base rent Gross Proceeds payable during the first ten (10) years of the term, plus

(ii) two (2%) percent of the total base rent Gross Proceeds payable during the eleventh (11th) through the twentieth (20th) years of the term, plus

(iii) one (1%) percent of the total base rent Gross Proceeds payable during the balance of the term, but in no event to exceed the thirtieth (30) year;

(In the event of a month-to-month tenancy, the fee shall be 50% of the first month's base rental, payable in four (4) equal monthly installments, but only for so long as such tenancy shall continue. Additional fees shall only become earned and payable (i) upon a tenant's exercise of Option(s) or Rights(s) of First Refusal, to Renew, Extend Lease or Occupy Additional Space or (ii) upon a month-to-month tenant entering into a new lease or sublease of an Asset.)

c.	Article II.C.1.(b) is hereby deleted and the following substituted therefor:

"Vornado's fee will be paid in full simultaneously with the closing, sale, assignment or other consummation of the transaction. Notwithstanding the immediately preceding sentence, Vornado's fees under this Agreement and interest accrued with respect to such fees will be payable in an aggregate amount not to exceed $4,000,000 in any calendar year (or such lesser amount as may be due Vornado hereunder), less any amounts paid to Vornado under the 59th Street Retention Agreement with respect to the same period. Interest shall accrue on the unpaid fees outstanding hereunder from time to time at the 1-year LIBOR rate plus 100 basis points, such rate to be determined annually as of the first day of January of each year. The fees and interest payable hereunder shall be paid in equal monthly installments (the "Installments") until such fees and interest accrued thereon have been paid in full. Installments shall be applied first to interest accrued hereunder and then to reduction of the fees outstanding hereunder from time to time. Fees payable with respect to a sale, assignment or In Lieu Asset Transaction shall be paid first and Vornado shall not be entitled to receive any fees with respect to a lease or sublease to the extent the tenant is in default of its payment obligations thereunder, except as a result of a default by the Owner or a termination by Owner of the lease or sublease (other than a termination by the Owner resulting from the tenant's monetary default).

d.	Article II.C.1.(c) is hereby deleted and the following substituted therefor:

"In the event that Owner leases or subleases an Asset and the transferee, or any agent, officer, employee, or shareholder of the transferee, acquires fee-simple title to such property within five years, (i) if the Gross Proceeds from the acquisition exceed $50,000,000, Owner shall pay an amount equal to one percent (1%) of the Gross Proceeds from the acquisition, and (ii) if the Gross Proceeds from the acquisition are equal to or less than $50,000,000, Owner shall pay an amount equal to three (3%) of the Gross Proceeds from the acquisition payable in the same manner as described above; provided, however, that there shall be a credit against such subsequent fee in the amount of fees previously paid relating to that portion of the lease or sublease term which is cancelled by reason of such sale. In no event shall such credit exceed the amount of the latter fee.

e.	Article II.C.1.(g) is hereby deleted and the following substituted therefor:

" In the event that a party other than Vornado is a procuring broker who is entitled to a fee, in the event of a lease or sublease, the three-two-one (3-2-1) schedule set forth in paragraphs II.C.1(a)(i), (ii) and (iii) above shall be increased to four-three-two (4-3-2) and Vornado shall pay the fee of the procuring broker. With respect to any sale, assignment or In Lieu Asset Transaction, the fees payable by Owner shall not be increased, and Vornado shall pay any third party procuring broker's fee out of Vornado's fee payable pursuant to the Retention Agreement, as amended hereby. For any given transaction, Owner shall be responsible for the payment of only one fee in the amounts set forth herein."

2.     This Second Amendment may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

3.     All terms capitalized but not defined herein shall have the same meaning ascribed to such terms in the Retention Agreement. The marginal headings and titles to the paragraphs of this Second Amendment are not a part of this Second Amendment and shall have no effect upon the construction or interpretation of any part hereof.

4.     This Second Amendment is incorporated into and made a part of the Retention Agreement, and the Retention Agreement and all terms, conditions and provisions of the Retention Agreement are ratified and confirmed in all respects and is and shall continue to be in full force and effect as modified and amended hereby.

5.     This Second Amendment shall be governed by and construed in accordance with the laws of the State of New York.

6.     This Second Amendment constitutes the entire understanding of the parties with respect to the subject hereof and may not be amended except in a writing executed by the parties hereto.

7.     This Second Amendment shall be binding upon and inure to the benefit of the parties hereto, and their successors and permitted assigns.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first above written.

OWNER:

ALEXANDER’S INC., a

Delaware corporation

By:	/s/ Brian Kurtz
Name:	Brian Kurtz
Title:	Assistant Secretary

VORNADO:

VORNADO REALTY, L.P.

By:	/s/ Joseph Macnow
Name:	Joseph Macnow
Title:	Executive Vice President and Chief Financial Officer